Exhibit 107

Calculation of Filing Fee Table

424(b)(2)
(Form Type)

American Express Company
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Debt	4.989% Subordinated Notes due 2033	Rule 457(r)	750,000,000	100.000%	$750,000,000	$92.70 per million	$69,525.00
TOTAL	-	-	-	-	-	$750,000,000	-	$69,525.00

The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering. The maximum aggregate offering price of that offering is $750,000,000.